Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q1 FY17 Results with 7% Comp Sales Growth and 10% Increase in Earnings Per Share; Raises Full Year EPS and Comp Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 17, 2016--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended April 30, 2016. Net sales for the first quarter of Fiscal 2017 increased 10% to $7.5 billion and consolidated comparable store sales increased 7% over last year’s 5% increase. Net income for the first quarter was $508 million and diluted earnings per share were $.76, a 10% increase over the prior year’s $.69.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “It is great to start 2016 with such a strong quarter! Our momentum continued with a consolidated comparable store sales increase of 7% over 5% growth last year, and earnings per share increased 10%. We are particularly pleased with our very strong customer traffic, which drove the comp increases at every division. This tells us that our strategies to bring consumers exciting values on an eclectic and ever-changing mix of the right fashions and brands, sourced from across the globe, are working. We are confident that we are growing our customer base and gaining market share. With our excellent first quarter results, we are raising our full year earnings per share and comp sales guidance, and the second quarter is off to a solid start. We see many opportunities in the U.S. and internationally for continued successful growth. We are extremely focused on achieving our goals for 2016 and motivated to surpass them. TJX has an exciting future ahead, and we have a strategic long-term vision to grow to be a $40 billion company and beyond!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2017	FY2016	FY2017	FY2016
In the U.S.:
Marmaxx[5,6]	+6%	+3%	$4,865	$4,495
HomeGoods	+9%	+9%	$1,010	$880
TJX Canada	+14%	+11%	$686	$620
TJX International (Europe & Australia)[7]	+4%	+3%	$981	$870

TJX	+7%	+5%	$7,542	$6,866

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com, tkmaxx.com and Trade Secret sales. 3Net sales in Canada, Europe and Australia include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post. 7FY2017 net sales include Trade Secret.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in the first quarter of Fiscal 2017 versus the prior year. The overall net impact of foreign currency exchange rates had a $.05 negative impact on first quarter Fiscal 2017 earnings per share, compared with a $.03 negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

Margins

For the first quarter of Fiscal 2017, the Company’s consolidated pretax profit margin was 10.9%, a 0.2 percentage point decrease compared with the prior year.

Gross profit margin for the first quarter of Fiscal 2017 was 28.8%, up 0.5 percentage points versus the prior year, primarily due to strong buying and occupancy leverage on the 7% comp growth. This was partially offset by the mark-to-market adjustment on the Company’s inventory-related hedges. Merchandise margins remained strong despite the negative impact of transactional foreign exchange at TJX Canada and TJX International.

Selling, general and administrative costs as a percent of sales were 17.7%, up 0.7 percentage points versus the prior year’s ratio, primarily due to wage increases and investments to support growth, as the Company had anticipated.

Inventory

Total inventories as of April 30, 2016, were $3.9 billion, compared with $3.5 billion at the end of the first quarter last year. Consolidated inventories on a per-store basis as of April 30, 2016, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 7% on both a reported and constant currency basis. The Company is very comfortable with its inventory position entering the second quarter and the plentiful buying opportunities it sees in the marketplace for quality, branded merchandise.

Shareholder Distributions

During the first quarter, the Company repurchased a total of $375 million of TJX stock, retiring 5.0 million shares. The Company continues to expect to repurchase approximately $1.5 to $2.0 billion of TJX stock in Fiscal 2017. The Company may adjust this amount up or down depending on various factors. Additionally, the Company increased its dividend by 24% in the first quarter, marking the 20th consecutive year of dividend increases. The Company remains committed to returning cash to its shareholders while reinvesting in the business to support the near- and long-term growth of TJX.

Second Quarter and Full Year Fiscal 2017 Outlook

For the second quarter of Fiscal 2017, the Company expects diluted earnings per share to be in the range of $.77 to $.79 compared to $.80 last year. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 3%. The Company also expects the combination of foreign currency and transactional foreign exchange will have an additional 2% negative impact on EPS growth. This EPS outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

The Company is raising its full year guidance to reflect its strong first quarter results. For the fiscal year ending January 28, 2017, the Company now expects diluted earnings per share to be in the range of $3.35 to $3.42, which would represent a 1% to 3% increase over $3.33 in Fiscal 2016. This guidance reflects an assumption that the combination of foreign currency, transactional foreign exchange and wage increases will have a 6% negative impact on EPS growth. This EPS outlook is now based upon a raised estimate of consolidated comparable store sales growth of 2% to 3%.

The Company’s earnings guidance for the second quarter and full year Fiscal 2017 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the second quarter.

Stores by Concept

During the first quarter ended April 30, 2016, the Company increased its store count by 47 stores to a total of 3,661 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations		Gross Square Feet*
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,156	1,163	32.9	33.1
Marshalls	1,007	1,010	30.4	30.5
HomeGoods	526	534	13.0	13.2
Sierra Trading Post	8	8	0.2	0.2
In Canada:
Winners	245	250	6.9	7.0
HomeSense	101	104	2.4	2.4
Marshalls	41	45	1.2	1.3
In Europe:
T.K. Maxx	456	471	13.8	14.2
HomeSense	39	41	0.8	0.8
In Australia:
Trade Secret	35	35	0.8	0.8

TJX	3,614	3,661	102.6	103.6

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of April 30, 2016, the end of the Company’s first quarter, the Company operated a total of 3,661 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,163 T.J. Maxx, 1,010 Marshalls, 534 HomeGoods and 8 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 250 Winners, 104 HomeSense, and 45 Marshalls stores in Canada; 471 T.K. Maxx and 41 HomeSense stores, as well as tkmaxx.com, in Europe; and 35 Trade Secret stores in Australia. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2017 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call with stock analysts to discuss the Company’s first quarter Fiscal 2017 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 24, 2016, or at tjx.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and new technology; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; disruptions in the second half of the fiscal year; corporate and retail banner reputation; quality, safety and other issues with merchandise; expanding international operations; merchandise importing; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended
	April 30, 2016	May 2, 2015

Net sales	$7,542,356	$6,865,637

Cost of sales, including buying and occupancy costs	5,372,143	4,920,241
Selling, general and administrative expenses	1,335,050	1,168,657
Interest expense, net	10,194	11,624

Income before provision for income taxes	824,969	765,115
Provision for income taxes	316,623	290,514

Net income	$508,346	$474,601

Diluted earnings per share	$0.76	$0.69

Cash dividends declared per share	$0.26	$0.21

Weighted average common shares – diluted	670,388	691,206

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	April 30, 2016	May 2, 2015

ASSETS
Current assets:
Cash and cash equivalents	$1,944.2	$2,260.0
Short-term investments	403.7	328.8
Accounts receivable and other current assets	624.8	604.1
Merchandise inventories	3,905.0	3,531.6

Total current assets	6,877.7	6,724.5

Property, net of depreciation	4,229.7	3,936.7
Non-current deferred income taxes, net	10.1	20.8
Other assets	240.8	214.5
Goodwill and tradename, net of amortization	346.4	309.3

TOTAL ASSETS	$11,704.7	$11,205.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,136.7	$2,153.3
Accrued expenses and other current liabilities	2,160.0	1,983.2

Total current liabilities	4,296.7	4,136.5

Other long-term liabilities	908.5	878.4
Non-current deferred income taxes, net	349.0	287.0
Long-term debt	1,615.5	1,613.6

Shareholders’ equity	4,535.0	4,290.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,704.7	$11,205.8

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	13 Weeks Ended
	April 30, 2016	May 2, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$508.3	$474.6
Depreciation and amortization	157.0	148.5
Deferred income tax provision	16.1	(17.7)
Share-based compensation	25.0	21.2
(Increase) in accounts receivable and other assets	(9.3)	(46.0)
(Increase) in merchandise inventories	(161.6)	(298.7)
(Decrease) increase in accounts payable	(96.4)	135.6
(Decrease) increase in accrued expenses and other liabilities	(8.0)	49.6
Other	(10.8)	(19.6)

Net cash provided by operating activities	420.3	447.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(266.2)	(201.2)
Purchases of investments	(165.4)	(95.0)
Sales and maturities of investments	144.8	53.8
Other	(2.3)	-
Net cash (used in) investing activities	(289.1)	(242.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(341.2)	(419.9)
Proceeds from issuance of common stock	63.9	37.3
Cash dividends paid	(140.1)	(120.4)
Other	37.9	28.4
Net cash (used in) financing activities	(379.5)	(474.6)

Effect of exchange rate changes on cash	97.0	35.7

Net (decrease) in cash and cash equivalents	(151.3)	(233.8)
Cash and cash equivalents at beginning of year	2,095.5	2,493.8

Cash and cash equivalents at end of period	$1,944.2	$2,260.0

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended
	April 30, 2016	May 2, 2015
Net sales:
In the United States:
Marmaxx	$4,865,375	$4,495,410
HomeGoods	1,010,436	880,193
TJX Canada	685,577	620,212
TJX International	980,968	869,822
Total net sales	$7,542,356	$6,865,637

Segment profit:
In the United States:
Marmaxx	$708,857	$652,303
HomeGoods	138,210	121,299
TJX Canada	57,472	45,172
TJX International	14,347	26,355
Total segment profit	918,886	845,129

General corporate expense	83,723	68,390
Interest expense, net	10,194	11,624
Income before provision for income taxes	$824,969	$765,115

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the first quarter ended April 30, 2016, TJX repurchased 5.0 million shares of its common stock at a cost of $375.0 million. On January 29, 2016, the Company’s Board of Directors approved an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. On October 24, 2015, TJX purchased Trade Secret, an off-price retailer in Australia. The final purchase price was AUD$83 million (U.S. $59 million) which was allocated to the fair value of the assets acquired resulting in goodwill of $25.0 million. The operating results since the date of acquisition are reported with our operations in Europe and we have therefore renamed The TJX Europe segment to TJX International. The TJX International segment includes all of international retail operations outside of North America.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323